Exhibit 4


	 PITTWAY CORPORATION
	1996 DIRECTOR STOCK OPTION PLAN


	1.	Purpose of Plan.		The purpose of this Plan (the "Plan") is
to promote the long-term financial interests of the Company and its subsidiaries by:

	(a)	providing an incentive for all non-employee members of
the Board of Directors (the "Non-Employee Directors") to maximize the long-term value of the Company's Class A Stock and otherwise act in the best interest of the Company's stockholders;

	(b)	providing Non-Employee Directors with the opportunity to
acquire a greater stake in the future of the Company and its subsidiaries through stock ownership; and

	(c)	attracting and retaining highly qualified Non-Employee
Directors.

	2.	Definitions.	The following words and phrases have the
respective meanings indicated below unless a different meaning is plainly implied by the context.

	(a)	"Administrative Committee" means any committee of
management employees which, pursuant to Section 4, has been appointed by the Board Committee.

	(b)	"Award Date" means a date specified in Section 6 for
awards of options.

	(c)	"Board of Directors" means the Board of Directors of the
Company.

	(d)	"Class A Stock" means Class A Stock, of the par value of
$1.00 per share, of the Company (or, from and after any change of such Class A Stock into Common Stock on a share-for-share basis pursuant to the Company's Restated Certificate of Incorporation, as amended, Common Stock).

	(e)	"Board Committee" means the Compensation Committee or
other committee of the Board of Directors which, pursuant to
Section 3, has authority to administer the Plan.

	(f)	"Code" means the Internal Revenue Code of 1986, as
amended.

	(g)	"Common Stock" means Common Stock, of the par value of
$1.00 per share, of the Company.

	(h)	"Company" means Pittway Corporation, a Delaware
corporation, and its successors.

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	(i)	"Eligible Director" means any present or future member
of the Board of Directors who, on an Award Date, (1) is a member of the Board of Directors, and (2)is not an employee of the Company or any of its subsidiaries.

	(j)	"Exchange Act" means the Securities Exchange Act of
1934, as amended.

	(k)	"Market Value" of Class A Stock or Common Stock on any
date means the closing price of such Stock on that date (or, if such date is not a trading date for such Stock, on the next preceding date which was a trading date for such Stock) on the American Stock Exchange Composite Transactions list, as subsequently reported in The Wall Street Journal.

	(l)	"option" means a right awarded to a participant pursuant
to the Plan to purchase a designated number of shares of Class A
Stock at a stated price for a stated period of time. To the extent that right is exercisable as to shares pursuant to Section 8, the participant may exercise that right according to Section 10 as to all such shares at any time or as to a portion of such shares from time to time. Options are not intended to qualify as incentive stock options under Code Section 422.

	(m)	"option form" means a letter from the Board Committee
(or from the Administrative Committee or an Administrative
Committee member acting on behalf of the Board Committee or the Administrative Committee), to a Non-Employee Director, indicating that the Non-Employee Director has been awarded an option, the number of shares subject to the option, the option price and the terms of exercisability of the option, and containing other information consistent with the Plan.

	(n)	"participant" means an Eligible Director who has been
awarded an option.

	(o)	"Plan" means the plan set forth in this 1996 Director
Stock Option Plan, as it may be amended from time to time.

	(p)	"subsidiary" means any corporation fifty percent or more
of the voting stock of which is owned, directly or indirectly, by the Company.

	(q)	"trading date" for Class A Stock or Common Stock means a
date for which a sale of such Stock on the American Stock Exchange Composite Transactions list is subsequently reported in The Wall
Street Journal.

	3.	Administration of Plan.

	(a)	The Plan shall be administered by the Compensation
Committee or, if the Board of Directors so determines, by another committee consisting of not less than two (2) members of the Board of Directors. A majority of the Board Committee shall constitute a

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quorum and the acts of a majority of the members present at any meeting at which a quorum is present, or actions approved in writing by all members of the Board Committee, shall constitute the acts of the Board Committee.

	(b)	The Board Committee shall not have authority or
discretion to determine (1) the Non-Employee Directors to be granted options, (2) the times at which options shall be granted,
(3) the number of shares subject to any option, (4) the option price of any option, (5) the period during which any option shall become exercisable or (6) any other option term set forth in (as opposed to the form of and/or other information contained in) any option form. All such matters are fixed and determinable according to the provisions of the Plan applicable thereto.

	(c)	The Board Committee shall have full authority and
discretion to adopt rules and regulations and prescribe or approve the forms to carry out the purposes and provisions of the Plan. The Board Committee's interpretation and construction of any provision of the Plan or any option shall be binding and conclusive, unless otherwise determined by the Board of Directors.

	4.	Appointment of Administrative Committee.

	(a)	The Board Committee may appoint a committee of
management employees to:

		(1)	construe the Plan and make equitable adjustments
for any mistakes, omissions or errors made in the administration of the Plan;

		(2)	adopt such rules and regulations as may be deemed
reasonably necessary for the proper and efficient administration of the Plan consistent with its purposes;

		(3)	enforce the Plan in accordance with its terms and
with the rules and regulations adopted for the Plan; and

		(4)	do all other acts which in the Administrative
Committee's reasonable judgment are necessary or desirable for the proper and advantageous administration of the Plan consistent with the Plan's purposes.

	(b)	The Administrative Committee shall not have authority or
discretion over matters delineated in Section 3(b).

	5.	Shares Subject to Plan.	Subject to adjustment as provided
in Section 13, the aggregate number or shares subject to options awarded under the Plan shall not exceed 30,000 shares of Class A Stock, which may be treasury shares reacquired by the Company or authorized and unissued shares, or a combination of both.

	6.	Size and Frequency of Option Awards.	In each of the years
1996 through 1999, inclusive, on the third trading date for Class A Stock

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following the date of the Company's annual meeting of stockholders, each
Non-Employee Director who is then an Eligible Director and who has not theretofore been awarded an option shall be awarded an option to purchase the number of shares of Class A Stock set forth opposite the year below (subject to adjustment as provided in Section 13):

					Year			Number
					_______________________________

					1996 ...................	 4,000
					1997 ...................	 3,000
					1998 ...................	 2,000
					1999 ...................	 1,000

	7.	Option Price.	The option price per share under each option
shall be 100% of the Market Value of Class A Stock on its Award Date, but in no event shall the option price be less than the par value per share.

	8.	Exercisability of Options.		Subject to the restrictions
which follow in this Section 8, each option will be exercisable immediately upon award as to 1,000 shares (subject to adjustment as provided in Section 13), and on each anniversary of the date of award, provided the holder is then a member of the Board of Directors and not an employee of the Company or any of its subsidiaries, will become exercisable as to an additional 1,000 shares (subject to adjustment as provided in Section 13) until such option shall have become exercisable in full.  No option may be exercised during the first six months after it is awarded, except that this limitation shall not apply in the event of death or disability of the participant prior to the expiration of such six month period.  In addition, an option may be exercised by a participant only during a period beginning on the third business day following the date of release of the Company's quarterly or annual summary statement of sales and earnings and ending on the twelfth business day following such date.

	9.	Term of Option.		Subject to the next sentence, each
option, to the extent such option has become exercisable, shall be exercisable for ten years from its Award Date, after which the unexercised portion thereof shall expire. In the event of termination of service of a participant as a member of the Board of Directors for any reason (including without limitation expiration of term without re-election, resignation, retirement, total disability or death), each option previously granted to the participant shall cease to be exercisable on the fifth anniversary of the date of termination or, if earlier, on the tenth anniversary of the Award Date of such option. Subject to the foregoing, upon the death of a participant, options held by the participant at death may, to the extent then exercisable, be exercised by the legal representative of the deceased participant's estate.

	10.	Exercise of Options.	Shares shall be issued to a participant
pursuant to the exercise of an option only upon receipt by the Company from the participant of written notice of exercise, specifying the number of shares with respect to which the option is being exercised,

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accompanied by payment in full, either in cash, by a single exchange of shares of Class A Stock already owned by the participant, by a single exchange of shares of Common Stock already owned by the participant, or a combination thereof, in an amount or having a combined value equal to the aggregate option price for the shares subject to the option or portion thereof being exercised. The value of the already owned shares of Class A Stock or Common Stock exchanged in full or partial payment for the shares purchased upon the exercise of an option shall be equal to the aggregate Market Value of such shares on the date of the exercise of such option. If on the date of the exercise of the option the participant is a member of the Board of Directors and the sale of the shares with respect to which the option is being exercised could subject the participant to suit under Section 16(b) of the Exchange Act, the participant's written notice of exercise must also be accompanied by such elections and related undertakings pursuant to Section 83(b) of the Code as the Board Committee may prescribe.

	11.	Nontransferability of Options.	No option shall be
transferable except by will or the laws of descent and distribution. Each option shall be exercisable during the participant's lifetime only by the participant or the participant's legal representative.

	12.	Nonalienation of Benefits.	No right or benefit under the Plan
shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance or charge and any attempt to anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void. No right or benefit under the Plan shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits except such claims as may be made by the Company or any subsidiary. If any participant or beneficiary hereunder should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber of charge any right or benefit under the Plan, such right or benefit shall, in the sole discretion of the Board Committee (or of the Administrative Committee acting on behalf of the Board Committee), cease, and in such event the Company shall hold or apply the same or any part thereof for the benefit of such participant or beneficiary, such person's spouse, children or their dependents, or any of them, in such manner and in such proportion as the Committee in its sole discretion shall determine.

	13.	Adjustment in Number of Shares and Option Price.		In the
event of any reorganization, recapitalization, reclassification, merger, consolidation, or sale of all or substantially all of the Company's assets followed by liquidation, which is effected in such a way that holders of Class A Stock are entitled to receive securities or other assets with respect to or in exchange for Class A Stock (an "Organic
Change"), the Board Committee shall make appropriate changes to insure that each outstanding option thereafter represents the right to purchase, in lieu of or in addition to the shares of Class A Stock immediately theretofore purchasable upon exercise, such securities or assets as may be issued or payable in the Organic Change with respect to or in exchange for an equivalent number of shares of Class A Stock; and in the event of any stock dividend, stock split or combination of shares, the Board of
Directors shall make appropriate changes in the number of shares

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authorized by the Plan to be delivered thereafter, the number of shares to be subject to each option thereafter awarded and the number of shares as to which each such option is initially exercisable or subsequently annually becomes exercisable, and the Board Committee shall make appropriate changes in the number of shares covered by and option price under each outstanding option, and the number of shares as to which each outstanding option is then exercisable or thereafter annually becomes exercisable, in order to prevent the dilution or enlargement of option rights. However, no right to purchase a fraction of a share shall be created; and if, as a result of any such change, a fractional share would result or the right to purchase the same would result, the number of shares in question shall be decreased to the next lower whole number of shares. Any such adjustment made by the Board of Directors or the Board Committee shall be binding and conclusive upon all participants, the Company and all other interested persons.

	14.	Tax Withholding.	The Board Committee (or the Administrative
Committee acting on behalf of the Board Committee) shall have the power to withhold, or to require a participant to remit to the Company, an amount sufficient to satisfy any withholding or other tax due with respect to the participant's exercise of an option.

	15.	Amendment.	The Board of Directors may amend the Plan at any
time; provided that provisions of the Plan of the kind described in Rule 16b-3(c)(2)(ii)(A) promulgated under the Exchange Act may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act, or the rules thereunder.

	16.	Discontinuance.		The Board of Directors may terminate the
Plan at any time; provided, however, that any such termination shall not adversely affect any outstanding option without the consent of the participant who holds it.

	17.	Effective Date of Plan.	The effective date of the Plan
shall be March 14, 1996, the date of its adoption by the Board of Directors; provided, however, that, notwithstanding Section 6, no option shall be awarded under the Plan unless the Plan is approved at the Company's 1996 Annual Meeting of Stockholders by a vote sufficient to satisfy the requirements of the General Corporation Law of the State of Delaware, the American Stock Exchange and Rule 16b-3(a) promulgated under the Exchange Act.













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